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                                                                    Exhibit 99.2



                                 NCO GROUP, INC.
                       First Quarter 2002 Conference Call
                           May 1, 2002, 11:30 a.m. EST

Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the NCO Group's first quarter conference call. At this time all participants are in a listen only mode. Following the formal presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press star followed by the zero for operator assistance.

                           As a reminder, this conference is being recorded today Wednesday, May 1, 2002.

                           I would now like to turn the conference over to Ms. Nicole Engle with FRB/Weber Shandwick. Please go ahead, ma'am.

N. Engle Good morning and thank you for joining us today to discuss NCO Group's first quarter 2002 results. By now you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000 and we will send one over to you and ensure that you are on NCO Group's distribution list. There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000, pass code 466431.

                           On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group, and Steve Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                           Before we begin, I would like to read a standard forward-looking statement disclaimer. Certain statements on this call including without limitation statements as to fluctuations in quarterly operating results, statements concerning projections, statements as to trends, statements as to the final outcome of the environmental liability, statements as to NCO's or management's beliefs, expectations or opinions and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.
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                           In addition to these factors, certain other factors,
                           including without limitation, the risk that NCO will not be able to implement its five year strategy as and when planned, risks related to the expected settlement of the environmental liability, risks related to past and possible future terrorist attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations and quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations and other risks detailed from time to time in NCO's filings with the Securities and Exchange commission including the annual report on Form 10-K filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward looking statements.

                           Michael, are you ready to begin?

M. Barrist                 Yes, thank you. I want to thank everyone for joining
                           our call today. As in the past we'll have three sections. I'll initially give an overview of the quarter including our outlook on the economy. Steve
                           Winokur, our Chief Financial Officer, will provide a detailed financial recap of the quarter, and then we'll open up for questions.

                           During the first quarter, the company exceeded its financial goals despite the pressure of a slow economy. In the first quarter the company had consolidated revenue of approximately $179 million, consolidated net income on a pro forma basis of $12.2 million and diluted earnings per share on a pro forma basis of 44 cents.

                           Before we proceed into a review of the quarter, I'd like to take a moment and clearly state that we remain cautiously optimistic about the future, despite the fact that the economy has not yet begun to improve. This view is a combination of us fundamentally knowing that our company is best positioned from a market perspective for the economic upturn in conjunction with the tremendous strides we have made over the last six quarters in creating a higher degree of variability in our cost structure so that we are best equipped to deal with the unpredictable nature of the economy. The bottom line is we know the economy will eventually improve and we've created an operating environment that will provide stable earnings in both the near and long term.

                           With that said, during the first quarter consumer payment patterns continued to be indicative of an economic weakness. While some leading economic indicators have led us to believe that a recovery is imminent we have not seen it to date. Fortunately the difficult collection environment was partially offset by our traditional first quarter seasonal lift, which is primarily attributable to tax season. While it appears that we received the full benefit of tax season in absolute dollars, the timing of the seasonal trend was very different from prior years in that it arrived earlier, peaked higher and began to decelerate at the late end of March. We believe this change is a result of the number of consumers using electronic filings and the resulting change in the timing of the refund payments. I'll spend some time later in the call on April to date and the current economic trend; however, I'd now like to review the quarter in detail from an operational perspective.

                           Revenue growth in the first quarter was driven by a variety of new client opportunities and increased volumes from existing clients. This was partially offset by some volatility in several of our verticals caused by the current economy. The outsourcing business for both healthcare and consumer was stable with several new opportunities being offset by volume transitions caused by cost containment initiatives within our clients. Utility services revenue came under pressure due to lower delinquency as a result of the abnormally warm winter and our commercial or business to business revenue was stable. The fact that there was noise in several of our verticals was to be expected given the current economy and was the reason we guided our investors that the year 2002 would be a year of transition for the company as many of our clients deal with changes to their business models and focus on meeting their operational objectives.

                           All in all, revenue performed as expected during the quarter. During the quarter, we continued to focus on our operating efficiencies. We continued to deploy foreign labor in both Canada and India and we're focused on the final system conversion of our commercial division, which will be starting at the beginning of next month.

                           Operating expenses were in line with our expectations, although the unusual seasonal dynamic caused us to scale staffing in a manner inconsistent with our original plan. As we entered April, we continued to focus on our objective of consistent earnings improvement and managing our expense structure to meet current business trends. Throughout the quarter as we move into the remainder of the year, we continue to focus on many operating initiatives including migration to an image based administrative platform. This conversion will better position us to take advantage of foreign labor in both Canada and India for administrative functions as well as the current collection functions that are under way.

                           Our subsidiary, NCO Portfolio, continues to be pressured by the current economy. While NCPM met its financial objectives for the quarter in aggregate, weaker than expected performance in several vintage portfolios purchased during a stronger economy lowered the future anticipated collections and in turn lowered the amount of revenue that is derived from each collection dollar on a current and ongoing basis. Additionally, this trend caused them to incur incremental impairments.

                           As we have discussed in the past, we believe that the methodology used by NCPM for modeling provides a conservative view of the life cycle of each portfolio and that it takes into consideration only factual collections to date in determining future anticipated results. The fact that we all fundamentally believe that the economy will improve is not taken into consideration in our estimation process.

                           During March, we completed our move to our new corporate headquarters in Horsham, PA. This state of the art facility houses our executive, accounting and information technology staff, as well as a banking-class data center and processing facility. The move went according to plan, with no unplanned downtime and no interruption in client services or revenue. Additionally during the quarter, we completed the settlement of our insurance claim for the flood of our prior headquarters in Fort Washington during June of last year. Settlement of the claim resulted in a $1 million pre-tax gain that has been pro forma'ed out of our results for the quarter. This gain was attributable to conservative estimates at the time of the initial loss. We continue to prosecute our litigation against our prior landlord in order to gain relief from our prior lease. To date there is no change in the status of this claim. As you will recall the full face of the remaining lease was accrued in accordance with Generally Accepted Accounting Principles.

                           Additionally during the quarter, we took a charge for the anticipated settlement of a pre-acquisition environmental claim. This claim was a result of contamination that allegedly occurred in the pre-acquisition operation of a company that was acquired by Medaphis Services Corporation before we bought them in November 1998. The company where the claim originated was not in the accounts receivable outsourcing business. The pre-tax charge of $1.6 million has been pro forma'ed out of our first quarter results.

                           During January, we had an opportunity to retire a 375,000 shares of warrant that were issued in conjunction with our acquisition of the collection division of CRW Financial in January 1997. After extensive negotiations, we were able to do a net share settlement of the warrants for approximately 55,000 shares. Given the fact that this warrant has been out of the money in the last two quarters, we avoided an approximate 1.25% dilution from occurring.

                           During the quarter, our revenue attainment, which is the amount of revenue we derived from a given amount of business, improved due to seasonality, but remained below targeted levels primarily as a result of the difficult collection environment. Our efficiency of labor, which shows the amount of labor utilized to drive revenue, including the amount of new client labor drag, improved during the quarter. This was also primarily attributable to strong seasonality and the ongoing re-engineering processes.

                           Revenue per calculated time equivalent, which shows the correlation of the amount of staff required to run our business over time and revenue, also improved due to seasonality. It was approximately 5,600 in January, 6,450 in February and 6,500 in March. Labor costs, which show the cost of an average employee within the company over time, were neutral for the quarter. Ongoing integration, as well as further deployment of NCO personnel in Canada and India, will help us to continue to maintain and ultimately reduce this average.

                           Over the last several quarters, we have been very focused on improving our balance sheet through better collection of our accounts receivable, careful monitoring of our cash position and continued payment of debt. This focus continued during the first quarter and is one of our major initiatives over the next two years as we focus on quality and stability of earnings growth.

                           Over the past few months there's been a great deal of press around the Enron case, off-balance sheet accounting and undisclosed liabilities. NCO Group has no undisclosed liabilities. There are two unconsolidated subsidiaries in NCO Portfolio. One is a legacy securitization and one is a small joint venture for account purchases. These entities have absolutely no debt or liabilities that are recourse to the parent and our results, if these subsidiaries had been consolidated, would not change for the joint venture and would be slightly better with regards to the legacy securitization. Both of these entities are fully described in the notes to our financial statements.

                           As I stated earlier, we are very optimistic about NCO Group's position. While we are not able to predict with certainty the timing of the economic turnaround, we know it will happen and we feel that we are very well positioned to operate in the current economy and best positioned to harness an improving economy.

                           As we move into the second quarter, we have seen a more rapid deceleration of payment streams than in the past. We are making the necessary adjustments to our operating model to properly match our expenses to our operating levels. We still believe that 2002 will transition NCO Group into a stronger operating environment. However, we are taking all required steps to assure that we produce the best possible results regardless of what the economy deals us.

                           At this time we are maintaining our guidance for the second quarter; however, we caution investors for the reasons discussed not to assume that the stronger than anticipated first quarter results will carry over to the second quarter and subsequent quarters. As we get a better handle on the second quarter we will attempt to roll out guidance later in the year for the third and fourth quarter.

                           I'll now turn the call over to Steve Winokur for a financial recap.

S. Winokur                 Thanks, Michael. Revenue for the first quarter of
                           2002 was $178.9 million. This represents a 4.6% increase over the first quarter of last year and a 3.5% increase over last quarter of 2001.

                           Breaking down the revenue components: U.S. operations produced $162.3 million this quarter, compared to $155.8 million last year. This represents an increase of 4.2% over the first quarter of last year and 4.4% over last quarter. U.S. operations included revenue of $8.3 million from services performed for Portfolio Management this year compared to $5.4 million last year.

                           Portfolio Management produced $16.3 million of revenue this quarter compared to $12.6 million for the same quarter last year. This represents a 28.9% increase over last year and was flat compared to last quarter. Obviously, this increase reflects the continued internal expansion of the portfolio business, as well as a full quarter of revenue for the acquisition of Creditrust in February of 2001.

                           International operations represented $10.6 million compared to $8.8 million last year. This represents a 21.5% increase over the same period last year and a 6.1% increase over last quarter. Included in the international operations revenue for the first quarter was $2 million from work performed for U.S. operations. Last year's revenue included $778,000 related to work performed for U.S.

                           Moving on to expenses. Payroll and related expenses represented 48.1% as a percentage of revenue as compared to 48.5% last year and 48% last quarter. We have noted in previous conference calls that as we continue to navigate through a difficult economy we do spend more in regular labor and subcontract labor to earn a given amount of revenue. Given little expected improvement in the economy and increases in health insurance and workmen compensation insurance, we expect to continue to experience higher payroll costs than we have in the past. However, we continue to work toward reducing the amount of labor required to attain our revenue goals and to leverage our infrastructure to handle continued growth. To date, our efforts to optimize labor costs have been successful and have kept these costs from skyrocketing.

                           Selling, general, and administrative expenses increased as a percentage of revenue from 29.9% to 34.1%. This is actually down from 34.4% last quarter. The comparison to last quarter shows that our efforts in renegotiating vendor contracts and changing work flows have helped to reduce collection expenses. However, we have not been able to totally offset the fact that the current collection environment does lead to higher expenses.

                           The same challenging collection environment that causes certain collection expenses to rise can also create a situation with our purchase portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly, we take an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other. SG&A this quarter included $797,000 of these impairments. The majority of the impairments were on files that have been previously impaired. These files were already being accounted for on a cost recovery basis and while they do not produce any revenue until the cost basis is recovered, a further degradation in the expected future cash flows does result in an impairment expense in the current quarter.

                           The combined carrying values of the impaired portfolios was $7.5 million or 5.5% of the total portfolios as of March 31, 2002. It's important to note that these impairments can occur even though NCO Portfolio does continue to meet its quarterly collection goals. During the first quarter of 2002 we collected $28.9 million from portfolios purchased in NCPM of which only 56% was recognized as revenue. The remaining 44% went to amortize the carrying value of the acquired portfolios.

                           Looking back at the company as a whole, our EBITDA margins for the quarter declined to 17.7% as compared to 21.6% for the same quarter last year, but this was flat as compared to last quarter.

                           We don't usually spend too much time on other income and expense, but this quarter there are a few areas worthy of note. Included in other income and expense was a net loss of $595,000. This pretax loss was the net effect of a $1.6 million expense from an environmental liability and a $1 million gain related to the flood at our headquarters last year. The environmental liability is a result of contamination that allegedly occurred in the pre-acquisition operations of a company acquired by a subsidiary of the Medaphis Services Corporation. NCO acquired Medaphis in November of 1998. As Michael stated, these operations were unrelated to the cash receivable outsourcing business.

                           Partially offsetting the environmental litigation is a $1 million pretax gain during the first quarter of 2002. This gain was principally the result of greater than expected insurance proceeds received in connection with the flood of NCO's corporate facilities in June of 2001. We were very pleased with the outcome of this insurance settlement.

                           Net income for the first quarter of 2002 was $12.2 million or 44 cents per share on a diluted basis, excluding the effects of the insurance gain and the loss from the environmental liability, as compared to net income for the first quarter of 2001 of $15.2 million or 58 cents per share, excluding goodwill amortization. Including the net effect of the insurance gain and the loss from the environmental liability, net income was $11.8 million or 43 cents per share on a diluted basis. Net income as reported for the first quarter of 2001 including the goodwill amortization was $12.3 million or 47 cents per share on a diluted basis.

                           Effective January 1, 2002, NCO Group adopted
                           Statement of Financial Accounting Standard No. 142, which eliminated the amortization of goodwill. 142 requires us to determine the fair value of our reporting units. If the fair value of any of our reporting units is less than the book value, we may have to take an impairment charge. We are still in the process of determining if there are any impairment charges attributable to the adoption of
                           142. However, we do not expect to incur an impairment charge based on our preliminary valuations. Any impairment charges that would be incurred in connection with the adoption of 142 prior to June 30, 2002 would be classified as an effect of a change in accounting principle.

                           Lastly, some notes on financial condition. At March 31, 2002 the company had $25.2 million of cash and equivalents. During the quarter approximately $9 million was spent on the acquisition of new portfolios of which $194,000 was spent in the International division and the remainder in NCO Portfolio Management. Capital expenditures in the first quarter were $10 million or 5.8% of revenue. The first quarter of course included capital expenditures relating to our new corporate headquarters. Looking forward we expect our cap ex to run at a blended rate of 4%-5% of revenue.

                           During the quarter we continued our push to reduce our outstanding receivables. This is particularly important during the first quarter when we have a larger increase in our revenues. On an overall basis our accounts receivable balance increased to $101 million this quarter from $99 million last quarter. However, our collections were very strong and the days outstanding decreased to 48 days from 49 days last quarter.

                           Cash flows from operations for the quarter were in excess of $7 million. The cash flows from operations are lower than last year due to several factors including lower net income and the payment made in connection with the previously announced termination of our prior healthcare plan.

                           Taking a look at our financing. During the first quarter, NCO Group made loan repayments of $5 million. In accordance with our expectations most of the purchases made by NCO Portfolio were paid out of the current operating cash flow. NCO Portfolio only borrowed $370,000 during the quarter against the sub-facility with NCO Group bringing its total borrowings to $47.5 million. This maxed out the borrowing capacity of the current line of credit. The maximum borrowing capacity under the sub-facility was originally $50 million. However it's subject to tiered quarterly reductions of $2.5 million beginning on March 31, 2002.

                           NCO Portfolio also repaid $4.2 million of its securitized debt this quarter, reducing that balance to $41 million. As of March 31st, including the sub-facility with NCO Portfolio, we had $202 million outstanding on our credit facility and $58 million available.

                           Now I'll turn things back to Michael.

M. Barrist                 Thank you, Steve.  Operator, can we open up for
                           questions, please?

Operator One moment, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your push button phone. If you'd like to cancel your request for a question, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received and if you are using speaker equipment, please lift your handset before pressing the numbers. One moment, please, for the first question.

                           The first question comes from Jeff Kessler. Please state your company name followed by your question.

J. Kessler                 Lehman Brothers and good results considering the
                           environment that's out there.

M. Barrist                 Thank you.

J. Kessler                 Two quick questions. The first is there's only so
                           many costs that you can continue to take out while collections remain tough. What cost might you be taking a look at? You've changed your healthcare plan, you've changed workers comp a bit. Can you just go into that, is there anything else in that area that you can take down so that SG&A and those areas get beaten down a little bit more?

M. Barrist                 We've done a few things over the last few years. One
                           is we've worked on cost reductions. I think we've also gotten much better at being able to move our cost structure with our revenue while we've made a lot more things variable and we've capped a lot of expenses. For example, a lot of our purchase data expenses we pay a monthly stipend and we have unlimited access to those databases.

                           We have peeled apart everything in this place and have taken advantage of what we can to date. Health insurance, no matter how good we are, that goes up every year. Labor rates, we've honed this thing down to a pretty efficient use of our labor and a pretty scaleable use of our labor. A lot of our focus right now is on running the business more efficiently and one of the things that I talked about in my prepared remarks is we're embarking on this process of automating our entire administrative platform. We've already done it with our payment application platform, that's completely automated much like a credit card company. We are going to be automating all the correspondence, bankruptcy notices, complaints, pretty much everything that walks into this place and a lot of our data entry so that's worked off an image based system so that we can move some of that stuff ultimately offshore as it grows.

                           A lot of this stuff we don't necessarily eliminate bodies day one, but you can lock your staff where it is and keep growing the business around it without having to add people.

                           We continue to focus on insurance, some of those things over time by doing a better job of managing our employees, managing our workers comp cases, you bring it down, but they're not things you can predict to drop to the bottom line in the very near term.

                           So right now our focus is on use of labor, use of purchase data, use of mailings, things that are major expense items for us and then re-engineering department by department to make them run faster, better and cheaper and cut more bodies out of the mix. And while I would agree with you, we've cut a lot of the low hanging fruit and the mid hanging fruit, there's still a lot of savings there to be had over time by becoming a more efficient operation, so there is other stuff there.

J. Kessler                 Okay, this leads into my second question and that is
                           your competitive position. Given your ability to provide data and use data processing to make yourselves more efficient, there has to be a whole bunch of competitors out there in this last year long period who don't have access to that and who must be sucking some wind out there given the ability to collect. I'm just wondering if you've seen your competitive position at least relative to ... granted it's two or three collectors for a large account.
                           There must be some mid-size collectors that are giving up significant share to the biggest companies.

M. Barrist                 It's like everything else, depending on what
                           marketplace we're selling to we compete with a different mix of people. The large competitors, basically everyone in our industry deals with the same challenges we have. In a large competitor arena and a large client arena they're going through the same transitions we are trying to run their business more efficiently. I will tell you that we still consistently perform very well and very predictable at the higher end, first or second place with these clients which as we talked about before is very meaningful in getting near term opportunities.

                           But I don't see any of our major competitors kind of dropping out of the pack and going away. We are obviously always vying for more market share and as our clients have more volumes we believe that we have gotten a disproportionate share of that based on who we are, our financial stability and our clients' view of what the risk is of placing incremental business with multiple companies. Certainly when you're the strongest and the most profitable and the best performer, it becomes kind of a no brainer. But they are taxing the capacity limits in a lot of our competitors as well because our clients have more volume and they need to place that incremental volume.

                           As far as the mid to small companies, yeah a lot of them are hurting. Some of the verticals that we talked, and this is a business where at different points in time the economy hurts, different verticals different ways. Healthcare is a good example. That's a very tough marketplace right now. A lot of our clients aren't making money, they're struggling, they're moving around, they're making decisions. We can weather that storm pretty well because it's one piece of a bigger pie here. A lot of the healthcare companies are having major struggles right now in trying to compete in that marketplace.

                           Utilities, that's an area where we're doing great, but volumes are down just because of the warm winter. Again it's an issue for us because we have a chunk of business there, but it's just one piece of the equation. So you see some of that stuff within people that are in limited verticals, but you haven't seen a lot of people just basically drop dead because of the economy, they're still out there pumping away and fighting the same battles we are. And again if they're private companies, I hate to say it, but they may not care what their earnings capacity is in the near term.

J. Kessler                 Okay, one final quick question. That is I know you
                           referred to this in your comments, but could you just go into a little bit more liquidation rates, liquidation curve out there, describe has that changed at all in the last quarter?

M. Barrist                 It improved slightly in the first quarter due to
                           seasonality, but it still continues to be at a pretty low level. We have not seen any further deterioration. But if you peel away seasonality, what you basically have is you have a continuation of a very tough collection environment which at one point we quantified at about 10%. I haven't seen drive rates yet for the first quarter that are finalized, so I'm waiting to see those and what they mean in April as well, but I would guess we're still at about a 10% decrease. We basically have lost 10% of our revenue and had to manage our expenses around it. And when you think about it, what's happening here makes a whole lot more sense.

J. Kessler                 Okay, great. Thank you and keep up the good work.

Operator Thank you. The next question comes from Brant Sakakeeny. Please state your company name followed by your question.

B. Sakakeeny               Brant Sakakeeny, Deutsche Bank, also good job on the
                           quarter. A couple of questions. Can you give us, just in light of the NCPM call. Mike, can you give us expectations for cap ex and purchases of bad debt going forward for the next three quarters?

M. Barrist                 Rick Palmer, by the way, is here. What was the
                           original guidance we gave for the first two quarters for purchases?

R. Palmer                  For the first quarter it was $10 to $11 million and
                           for the second quarter it was $13 to $15 million.

M. Barrist                 That still remains our budget. We will buy up to that
                           number, but we will not buy ... we will not go out and spend to that number just to spend it.

B. Sakakeeny               Okay. And insofar as if you don't find anything you
                           like for the pricing, is it conceivable that it could be less than that and if so, what would you do with the free cash flow? Would you use it to continue to pay down debt, buy back stock, things like that?

M. Barrist                 Our business model all along has been the repayment
                           of debt to clean up the balance sheet. Buying back stock right now is not the appropriate thing to do.
                           But a couple extra million dollars in NCPM will be either paid back up to NCO Group and we'll do the appropriate thing with it relative to the balance sheet management.

B. Sakakeeny               Okay, great. And can you update us again on cap ex
                           numbers for the year and also, Steve, with respect to interest rate adjustments and collars that you've entered into?

M. Barrist                 Steve, you want to handle that?

S. Winokur                 First of all on the cap ex, we've said 4%-5% of
                           revenue as a blended rate. This quarter it was a little heavy, but on an annual basis it should be the right numbers. In terms of interest we have entered into some hedges for about $102 million of our loan, we locked LIBOR in at around 2.8%, that's a great rate. It's a little high compared to where it is today, but that's the price you pay for locking in a rate. I was thrilled with getting that and it's the right thing to do. We continue to use an interest rate advisor who has steered us in all the right directions so far.

B. Sakakeeny               Good. Have you restated the '01 results yet? I
                           obviously saw the first quarter '01 results, but have you stated the '01 results for FASB-142 yet for the full year?

S. Winokur                 We have not done it on a full basis. What we've said
                           is it's approximately 10 cents a quarter. I think this quarter it was actually 11, one of them even comes out to 9, but it's in that range.

B. Sakakeeny               Okay and I'm sorry, one last housekeeping item. Do
                           you have the DSOs for the first quarter of '01, the comparison for this quarter?

S. Winokur                 I don't have it right here.

B. Sakakeeny               Okay, that's fine. Thanks, congratulations again on
                           a strong quarter.

Operator Thank you. The next question comes from Bill Warmington. Please state your company name followed by your question.

B. Warmington              Good afternoon. Bill Warmington, Suntrust Robinson
                           Humphrey. Good afternoon, everyone. I wanted to ask about the average payment size and whether you've seen an improvement there in the first quarter?

M. Barrist                 We do not typically publish average payment size, but
                           average payment is up in the first quarter, but that is to be expected with seasonality.

B. Warmington              Okay, I wanted to also ask about India. You mentioned
                           that a couple of times as a strategy for both revenue and cost reduction and I just wanted to see how that was going and what you felt the time frame was for that.

M. Barrist                 I'll give you kind of a sketch of what's going on, we
                           are not prepared yet to give definitive information, but we have been working with a subcontractor and have had a relatively high degree of success from a quality and throughput perspective in working for several clients in the outsourcing arena in India.
                           The next phase of our process and we're going through the fine tuning of right now is whether we continue with a subcontractor or build our own bricks and mortar and there's pluses and minuses to both, but we've not been bashful about saying that our history has been we like to own our own bricks and mortar and we think that we get a much higher level of efficiency when things are tuned specifically to our needs. So phase two of this process is putting together a definitive plan which will allow us to grow the business from an outsourcing perspective, but more importantly, begin to outsource bad debt collection into India, which is a little more difficult because there's no built in skill set there, but we believe over time that we will be able to deploy some of our existing bad debt business into India.

                           We need to get client buy in for that process and that's one of the other things that Paul Weitzel and myself are working on right now is getting the clients to buy into that and then ultimately the clerical capacity.

                           One of the nice things about India is you get 1.6 shifts out of a day on the phone because of the time zones, but you can also take the other 1.4 shifts and make them clerical desks and that's one of the things we're very focused on is that we want to be able to back fill those seats.

                           We've already got the people sitting there, we've go the data circuit and that's why it's very, very important over time to put this integrated system in so that we can do our clerical functions over there as well. So at some point we will roll out a definitive plan for investors and what it means. We've taken it slowly, we've tested our hypothesis that we can do work over there and create the same quality at a much better price.

                           That has been an overwhelming success and we're working out the business plan details. Now we're working with our clients because we need them to make commitments to us as to what they will give us over time in India if we can produce the quality.

B. Warmington              And the final question is on your operating margin,
                           just to see if we could get some guidance there going forward whether you think you can sustain the 14% level or whether that's your base in terms of your thoughts.

M. Barrist                 Right now I'm not prepared to give any other guidance
                           for the second quarter beyond what you have already with the caveat that don't assume that the stronger than expected results in the first quarter are indicative of what we're going to see in the second quarter because the second quarter is going to be challenging relative to the seasonality ending a little early. But right now we're comfortable with where we are in the second quarter guidance and we're going to stick with that.

                           And I think as we get little closer into the second quarter and we try to roll out third and fourth quarter for people, we'll have better data points as to what those things are going to look like though the rest of the year. And the important message we're trying to deliver to everybody is I can't control the economy and the timing of the uptick in the economy, but what I can do is position the business to run as efficiently as possible today. Yeah the economy can hurt us a little and it can help us a little while it bounces around on the bottom. Be properly positioned for the upturn to harness that and gain as much as we can from it, but no train wrecks here and that's really the focus of our business model and all the work we've been doing is just to keep this thing on the track moving pretty steadily, be able to operate efficiently in a bad economy and be able grab on to an improving economy and make the most of it.

B. Warmington              Thank you very much.

M. Barrist                 Sure.

Operator                   Thank you. The next question comes from David Scharf.
                           Please state your company name followed by your question.

D. Scharf                  David Scharf at Jolson Merchant Partners. Good
                           morning. Michael, can you talk a little bit about just kind of recent placement trends over the last quarter? I believe there was some March charge off data for MasterTrust credit cards which were up significantly. Do you continue to see new placements or your pipeline of potential placements keep pace with what we're seeing in the card business?

M. Barrist                 Charge offs are up and we have seen upticks in the
                           banking sector of the business relative to the existing clients we have and some new opportunities where they're trying to build more capacity to handle the charge off flow. So, yes, volumes are up.

                           Depending on what the other sectors are, I mean in general volumes are up because people are paying slower. You deal with some anomalies like I talked about with the utilities business where average balances are down and charge offs are down, and people aren't in the seasonal pinch that they typically get into when they have a cold winter and they've got lots of bills and they go to shut off and charge off. But again that's kind of out of control and again is one of the benefits of having lots of verticals.

                           Healthcare charge offs are up just because the economy. Education is pretty consistent. We've been through this transition in some of the federal rules and the rate compression relative to the consolidation of student loans which has been an issue for all the people in that collections business, it happened last quarter.

                           And in the outsourcing business generally volumes are good. We're running into some, what I call cost shuffling amongst the clients, where clients are being pretty cautious about cutting expenses. They have different business mandates. Some want to keep resources out of house and shut down some resources in house, some are vice versa. Nothing huge there, but we're watching it pretty carefully and when you think about it, it's probably to be expected given that this downturn economy has lasted longer than any of us would have liked.

                           In fact I read an internet piece that Paul sent me this morning telling me that the economy is much better, but I haven't felt it yet and most of our clients have not felt it and in fact none of them have said they felt it so they're going through some of the same challenges we are.

D. Scharf                  You mentioned on the purchase side that supply was a
                           little tighter. Are you finding that the lack of charge off sales by card issuers is resulting in more of that being placed for contingency collections or are they just working it in house more?

M. Barrist                 You have three groups - you have people who sell, you
                           have people who use outside vendors and you have a subset that do both and I'm talking about primary placements. You have lots of people who use outside services for primaries and then ultimately sell further downstream. That's a lot of what we look at.
                           We haven't seen that influx hit that level yet that we would like to see.

                           As far as the primary placement, things coming freshly out of the pipe, on the side of the people who typically use service channels instead of purchase channels that volume is up. The volume's up on some of the purchase channel sides too, but a lot of the pure plays either we're not in it to where they have a forward flow or we have some type of relationship and aren't willing to increase our risk.

                           I mean I was with a client the other day and I can buy more from that client, they have more to sell me, I'm just not willing to spend more money with that client right now. Just from a risk perspective it doesn't make sense. I think there's volume increases there, not as much as we'd like to see and you have some Wall Street money running around all the sudden. Some of these players are out there buying paper. I'm not going to say they're over paying, but they're paying at the higher end of reality and that clouds up the market a little bit too.

D. Scharf                  Gotcha. Just a couple quick items. One, did you feel
                           like you recognized the full quarter's benefit of all the renegotiated data purchasing contracts, the vendor contracts or is there some more savings from that in the second quarter?

M. Barrist                 We have been in that model now for about a quarter
                           and a half so I think we have the full benefit of the cost effect. We are still doing some fine-tuning relative to places we spend money outside of that channel and benchmarking whether we can not do some of the prior tasking. For example, we're decreasing the number of credit reports we buy because with the privacy act, they're less useful to us, and the quality of data we can buy in alternate channels.
                           Some of that is dealing with issues with clients because clients have mandated work standards and we have to work the client through what if I don't buy credit reports, but I do an alternate process? And certainly clients don't care about the cost side of that unless you're going to re-deploy those costs directly into labor or something else which quite frankly may make sense to do.

                           So we're working though some of that stuff so you will see more benefit in margin over time just by fine tuning how we use the service channel where there's no incremental click charge versus service channels we're involved in right now where there is a click charge and that will just take time because again when you're in a situation like we are right now where we've got something, it's running relatively efficiently, you know you can make it better. We can't go in and turn 100 knobs at the same time, because we can't track the results.

D. Scharf                  Gotcha. And, Steven, lastly tax rate is still 39%
                           effective or it was little lower this quarter, what should we be thinking about?

S. Winokur                 In the 38%-39% range.

D. Scharf                  Okay, thanks.

S. Winokur                 We continue to get a lot of benefits from some of the
                           work incentive programs and things of that nature and we keep exploring more ways, obviously that's just another way to lower cost.

D. Scharf                  Thank you.

Operator Thank you. The next question comes from Gary Prestopino. Please state your company name followed by your question.

G. Prestopino              Barrington Research. Good morning. Mike, did I hear
                           you say that payment patterns are rapidly decelerating so far in Q2?

M. Barrist                 What I said is that the seasonal up-tick and
                           down-tick was different this year. Typically it starts a little later in January than it did, it peaks out in March and starts to come down through April. What we saw this year was that it started earlier in January, peaked earlier and started to come down at the end of March. So April is softer than we would have liked it to have been, but again given our new business model, kind of moving expenses with revenue I don't know that that is anything overly meaningful because you get back to kind of where you thought you would be through May and June anyway, it's just the timing of the transition.

G. Prestopino              Okay, that's fine.

M. Barrist                 That's one of the reasons why I'm cautioning
                           everybody not to assume that just because we outperformed in the first quarter, we're not revising second quarter guidance, but part of that's the wiggle room of knowing that April's a little softer than we would have liked.

G. Prestopino              How has pricing been as it relates to your
                           contingency fees? Is it very competitive out there?

M. Barrist                 Actually there hasn't been a lot of change and
                           amongst the major clients, they have mandated pricing they use. We've had one client over the last two years that keeps tweaking pricing, but they've actually quieted down, too. I think they've realized that they did not necessarily get all the bang for the buck that they thought they would out of that.

                           On the outsourcing business, primarily what I'll call the rent a body? business, the X amount per month, per FTE, that's always a pressured price because it's competitive, but there hasn't been a lot of pressure right now.

G. Prestopino              Just lastly, is it easier to recruit people as
                           collectors and administrative at this juncture?

M. Barrist                 No, change. I mean some of the accounting and IT jobs
                           and administrative jobs have gotten a little better because we may not be a sexy Internet company, but our payroll checks don't bounce. So we've done a little better on bringing some of those folks in and maintaining them. I think our new corporate headquarters from an IT perspective and an accounting for a professional is certainly not Fortune 500 type layout, but it's much more conducive to hiring quality professionals so we have seen some improvement there.

G. Prestopino              Thank you.

Operator Thank you. The next question comes from Marcelo Desio. Please state your company name followed by your question.

M. Desio Willow Creek Capital. A couple of questions. Is the amount left on your credit line for NCPM and NCO enough to keep you going through the year? And then secondly I just wanted to see if you could talk about specific things that you're doing to maximize your labor costs that you spoke about before?

M. Barrist                 Steve, do you want to handle the credit line?

S. Winokur                 The credit line is certainly enough ... our intention
                           is to continue to repay debt, not to be borrowing any more. And on the portfolio side, cash flows from their portfolios fund the purchases of new portfolios, so they're okay also. We do have $58 million available in our line, we don't intend on using that.

M. Barrist                 We've been in a repayment mode now for quite some
                           time. As far as specific things we're doing to make labor more efficient, obviously one of the things we're doing is we're managing headcount to revenue penetration pretty much on a daily basis and we've been doing that for the last several quarters. So as revenue fluxes and business comes in and business goes out, we move the bodies around basically a day behind those transitions.

                           We've moved bodies to Canada. Part of that on the outsourcing business has been to give price breaks to our clients to drive more business in the door, but we have benchmarked and are now doing collection work for U.S. clients in Canada where we actually get the full benefit of that labor arbitrage.

                           We've done the process in India to benchmark that and that will over time generate more help for us. But the bottom line is through effectively managing the headcount, the re-automation process we're doing with the imaging platform to make us run faster, ___ better, cheaper from a non-production employee perspective and continuing to push people to Canada and India, those are the three major initiatives that are going to drive labor costs down.

M. Desio Okay and I guess lastly what are the signs that we should look for I guess from the economy and from trends in your industry for you to come out at some point within this quarter and update us on guidance for the rest of the year. Is there a timing?

M. Barrist                 There's no specific timing right now. What we're
                           looking for is we want to see the stabilization of the revenue stream in May. Once we get to a point that we know that it's just a change in the seasonal up-tick in the first quarter and that we're back to kind of a base zero of where we should be on a flux and we can predict the quarter, we'll give you what we know. I mean subject to the fact that as I said earlier we're kind of bouncing along the bottom here when payment patterns have not had a catalyst yet to kind of up-tick and get people paying us other than the normal tax season catalyst.

                           As far as something you might see in a broader economy I am kind of clueless. Consumer confidence at one point was a pretty good predictor of consumer discretionary spending, but we've heard some positive notes on those indices and have not had the lift that those trends would have indicated for us.

                           So I'm not real bullish right now on the fact that that's going to tell you anything, so right now I think you ought to wait and hear from us. We're going to try and get to people during May, worst case June and tell you exactly what's going on. But as soon as we have some level of stabilization we'll share with everybody, that's what we've been doing in the past. Once we know it, you'll know it.

M. Desio                   Thanks.

Operator Thank you. The next question comes from Bill Sutherland. Please state your company name followed by your question.

B. Sutherland              Thank you. Commerce Capital Markets. Good morning.
                           Michael, you had 100 people in that Indian joint venture the last time you talked with us. Is that about the same now?

M. Barrist                 It's 140.

B. Sutherland              How about Canada?

M. Barrist                 Paul, do you know how many people we have in Canada
                           doing U.S. work?

P. Weitzel                 Doing U.S. work about 350 doing U.S. work.

M. Barrist                 350.

B. Sutherland              And that has all been added like in a couple of
                           quarters, Michael?

M. Barrist                 The people in Canada have been building over the last
                           six quarters. That's obviously the easiest one for us because an hour and a half away from here and similar culture, so it's been very, very straight forward.
                           Good labor market, we have NCO facilities up there that they can stand side by side with and they understand credit and collections. And in general we have, just by way of point of reference, we have over 1,000 people in Canada total including our Canadian operations up there. But that will continue to grow in conjunction with India and we've seen some people have business models that show them kind of putting all their eggs in one basket with India. We feel that a smarter labor strategy is going to be for us to have kind of multiple sources for offshore labor.

B. Sutherland              Okay. If you kind of look ahead here a little bit and
                           I realize certainly you're going to have some sort of economic cycle always, but what's your viewpoint given the mix of business going forward in how you're building things on your long term secular growth, sort of estimation for the company?

M. Barrist                 I'm not prepared to give you that, Bill. Obviously
                           we've been through a rough cycle here for six quarters and that has impacted our growth. We add clients and watch our absolute dollar of revenue on a quarterly basis grow at a much lower rate than we add clients and accounts and people. We're doing all the right things because you're not going to want to walk away from the business, but I'm not prepared to tell you right now where it's going to stabilize or even how the economic recovery ... I know it's going to help us, I don't know how it's going to help us.

B. Sutherland              Okay, one last little question on the D&A, which was
                           $6.2 million in the quarter. Is that kind of a level to work from going forward?

S. Winokur                 You have to adjusted for the new cap ex.

B. Sutherland              I'm sorry? Say again.

S. Winker                  You just have to adjust for a new cap ex.

B. Sutherland              Okay, I just wanted to make sure that was the right
                           level. Okay, thanks again, guys.

Operator Thank you. Ladies and gentlemen, if there are any additional questions please press star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift your handset before pressing the numbers. One moment please for our next question.

                           The next question comes from Thacher Thompson. Please state your company name followed by your question.

T. Thompson                CIBC World Markets. Good morning ... I guess good
                           afternoon. Michael, can you talk little bit about capacity? If things do turn, how much can you handle?
                           Is it a hiring issue? Do you have to build new seats, new locations? What would happen, what would be the process?

M. Barrist                 Right now we are not anticipating opening any new
                           incremental collection centers aside from the fact that we still do continue to consolidate multiple locations in geography into mega centers that provide us a level of growth. I don't anticipate having to go out and buy or build anything as the business starts growing. We have at any point in time the ability to grow 10%-15% right out of the gate without any major renovations within our existing infrastructure.

                           We have a major initiative under way in the Baltimore area. We have four facilities there, one of them is actually pretty close to D.C., but the other three are going to move into one building we believe. We have some initiatives in our Virginia Beach Tidewater area to move multiple facilities.

                           There are two different labor markets there so you always have two facilities there, but we're going to try combining some buildings and every time we do that, much like we did in Buffalo we create extra capacity because it makes sense to do that.

                           Our biggest constraining factor to this day of being able to scale up operations is people.

                           You can get people, but the question is the quality of the people and who bears the risk for their performance. So any time you're in a service business like ours, if somebody says to me they need 1,000 people, I can do it for them, if they're willing to pay them I can have them here tomorrow, if they want them to be ... the higher the quality you want, the longer it's going to take to get them and to train them and sort through them and how many you're going to have to hire to wheedle down to the correct number based on their parameters that they want. And most of our clients are pretty savvy purchasers of our type of service so they understand that so that's just part of the business we're in. That's part of every contract negotiations, who's going to bear that risk for training costs and what not.

T. Thompson                And what sort of stories or feedback are you getting
                           from your clients as they benchmark your performance in this economy versus your peers?

M. Barrist                 Typically we are performing on the bad debt side at
                           the higher end. I can't tell you we win first place with every client, but we're in first or second place with the overwhelming majority of clients. We're always having some struggles here and there, we're trying to work though them. On the outsourcing side we typically perform very, very well. The clients like what we do for them.

                           Sometimes in outsourcing it is very difficult to out-perform the client just because there are few different factors there. One is a more life experience. Sometimes the clients hire more expensive people and one of the reasons they look to outsourcing to augment and sometimes we don't have all the same security access to client systems, over time you've got to do some of the things that they're able to do internally. But typically our performance is looked upon in my view as best in class. There are other strong performers also out there, but when you talk to clients they see us as a very, very positive performer.

T. Thompson                And does that translate into significantly more
                           volume for you?

M. Barrist                 If volume is available and as clients have specific
                           needs especially short term, need them today needs, they come to us and that's one of the things I've been driving all along is we have cut costs smart, but we have not cut costs to the point that clients' performance would suffer because they always award incremental business based on near term performance.
                           Obviously they look at our financial security and our ... it's nice that they know that we can write a check to build whatever we need to build to do the work that we're going to do for them and that we're going to be able to stand behind it. But at the end of the day if your performance isn't strong, they're going to give the business to somebody else.

T. Thompson                Okay and then one final question. You guys are in
                           your new facility, I think you took a charge second quarter or third quarter to get out of the old facility. Where does that lawsuit stand with the former landlord?

M. Barrist                 It is in litigation. We are waiting for some rulings
                           from the judge that have not come yet and it is our anticipation that they have filed the normal preliminary objections and motions for summary judgment. We do not believe they will win that and we will continue to prosecute that until we get what we can get. I mean we want to get out of that lease and we want them to pay us back for some things and some representations they made to us that we believe to not be true.

T. Thompson                Remind me of how much it cost to get out of that
                           lease.

M. Barrist                 It didn't cost anything yet because we haven't paid
                           it ... on the accrual it's just under $10 million.

T. Thompson                Okay. Thanks, guys.

Operator                   Thank you. The next question comes from David Bove.
                           Please state your company name followed by your question.

D. Bove Paradigm Capital Management. You commented, you said the contingency business lost 10% of revenue over the same cost base. Did you mean for the first quarter?

M. Barrist                 No, I'm saying over the transition to a slower
                           economy, net liquidity is down about 10%. So just giving people an idea because people always question how can you have this transition if you look at two years ago and even last year into this year, the numbers have changed margin wise and the growth looks a lot smaller than it's been because of business we've been adding. But basically if we get $100 bill to collect that was 20% collectible three years ago, it's 18% collectible now. So since we get paid a percentage of what we collect and in fact the portion of our revenue that's contingency oriented is down in essence 10%.

D. Bove                    Okay and how does our revenue mix in the U.S.
                           operations, and I know we have early stage delinquency and then we have contingency business, in that segment how does the revenue mix break out, what percentage?

M. Barrist                 It's historically been about 60/40 towards
                           contingency.

D. Bove Okay and the trends on the early stage business, what are you seeing there?

M. Barrist                 Well, a lot of the early stage business liquidity is
                           absolutely down there. I mean that's the macro thing, but a lot of that business we are not ... we're paid on performance, but we're not paid raw collection percentages. We get paid bonuses and roll rates and those types of things, so it's a different type of collection so we've been able to maintain a higher level of performance there. And again you're being benchmarked against internal operations of other outsourcers, not against history.

D. Bove Okay and the pricing for that? I guess we get a fee as an outsourcer?

M. Barrist                 It can be a fee per transaction or a fee per person
                           per month and has been relatively stable.

D. Bove Stable, okay. And then you said average payment is up in first quarter, but that was expected due to seasonality. Did you mean that average payment was up sequentially or year-over-year?

M. Barrist                 It's up sequentially. I haven't seen it year-to-year
                           yet and we don't typically give those stats anyway.
                           It's normal for it to be up in a high payment season which is tax season.

D. Bove Okay and then the last question. You mentioned the new business model, moving expenses with revenue. I didn't really understand what you meant by that.

M. Barrist                 One of the things that we've been more aggressive in
                           the last six quarters is really moving our staffing level up and down with the economy. For example, the point I was trying to make is that April was not a great month because it deviated from our plan in revenue. We have already pulled people away from the process to put them more in line with the revenue they're generating. So what we're doing is we're basically running the business on a very dynamic basis and scaling expenses to the extent we can without jeopardizing client performance, scale our expenses directly to our revenue stream with the theory that we can't control the economic upturn, when it's going to occur or how it's going to occur, but what we can do is create earning stability today for the investors so that there's not a lot of disconnect to where we are and where we're going to be next quarter.

D. Bove So you have that flexibility to manage the headcount where you can, I guess you're laying people off?

M. Barrist                 We either lay them off or through attrition. I mean
                           keep in mind we're a very high turnover business so a lot of times we can adjust staff count within days just by changing our hiring.

D. Bove                    Okay, good. Thank you.

Operator Thank you. Gentlemen, that was your last question, please continue.

M. Barrist                 Thank you very much. I want to thank everyone for
                           joining us today. As always, please feel free to call
                           Steven Winokur or myself with any questions. Have a great day.

Operator Thank you. Ladies and gentlemen, this concludes the NCO Group first quarter conference call. We thank you for your participation, you may now disconnect.